EXHIBIT 99.1

Cleco Corporation posts 2013 first-quarter operational earnings of $0.44 per diluted share

•	Raised quarterly dividend 7 percent to $1.45 per share annualized

•	Filed with the Louisiana Public Service Commission (LPSC) to:

◦	Transfer Coughlin to Cleco Power LLC

◦	Extend existing Formula Rate Plan through June 2020 to maintain current customer rates

•	Affirms 2013 earnings guidance of $2.45 - $2.55 per diluted share

PINEVILLE, La., Apr. 29, 2013 - Cleco Corporation (NYSE: CNL) posted 2013 first-quarter operational earnings of $26.1 million, or $0.44 per share, up from $24.9 million, or $0.42 per diluted share recorded in the first quarter of 2012. Operational earnings exclude amounts for underlying indemnifications and other nonoperational adjustments. Generally accepted accounting principles or GAAP earnings for the first quarter of 2013 were $27.1 million, or $0.45 per diluted share, down from $30.0 million, or $0.50 per diluted share recorded in the first quarter of 2012.

“We produced solid results in the first quarter. In addition to favorable weather compared to the first quarter of 2012, we maintained our cost management initiative from last year,” said Bruce Williamson, president and CEO of Cleco Corporation. “We remain confident in our strong financial position today and going forward. As a result, we elected to raise our quarterly dividend from $0.3375 to $0.3625 per share or $1.45 per share for the year. Since 2010, we have raised our dividend five times and produced a 61 percent increase in dividend payments for shareholders.

“Earlier this month, we completed two filings with the LPSC,” said Williamson. “First, we filed to transfer Coughlin Power Station from Cleco Midstream to Cleco Power. Through its 2012 Request for Proposals, Cleco Power selected Coughlin to meet its customers’ power needs, including a long-term wholesale contract with Dixie Electric Membership Corporation, which increases our utility’s load over 20 percent. The independent monitor continues to remain involved in the process, which we expect to finalize on or by April 30, 2014.

“Our second filing requests a five-year extension of our current Formula Rate Plan through June 2020,” said Williamson. “In addition, this filing addresses the rate treatment of the Coughlin transfer. While others around us are seeking to raise retail rates, our filing does not increase rates for our retail customers.

“Finally, we are affirming our current earnings guidance range of $2.45 to $2.55 per diluted share for 2013,” said Williamson. “We remain committed to producing value for our shareholders through sustained, low-risk earnings growth. This guidance assumes normal weather for the remainder of the year, minimal earnings contribution from Midstream and excludes non-operational adjustments.”

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Cleco Corporation

Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures

	Diluted Earnings Per Share
	For the three months ended Mar. 31
Subsidiary	2013	2012
Cleco Power LLC	$0.46	$0.44
Cleco Midstream Resources LLC	(0.02)	(0.05)
Corporate and Other	—	0.03
Operational diluted earnings per share (Non-GAAP)	0.44	0.42
Adjustments[1]	0.01	0.08
Diluted earnings per share applicable to common stock	$0.45	$0.50

1 Refer to “Operational Earnings Adjustments” in this news release

Quarter-Over-Quarter Operational Diluted Earnings Per Share Reconciliation:

$0.42	2012 first-quarter operational diluted earnings per share

0.10	Non-fuel revenue
(0.02)	Rate refund accrual
(0.04)	Other expenses, net
(0.03)	Interest charges
0.01	Income taxes
$0.02	Cleco Power results

0.03	Cleco Midstream results

(0.03)	Corporate and Other results

$0.44	2013 first-quarter operational diluted earnings per share

0.01	Adjustments[1]

$0.45	2013 first-quarter reported GAAP diluted earnings per share

1Refer to “Operational Earnings Adjustments” in this news release

Cleco Power

•
Non-fuel revenue increased earnings by $0.10 per share compared to the first quarter of 2012 primarily due to $0.05 per share from higher electric sales due to favorable weather and $0.04 per share from adjustments to Cleco Power's formula rate plan. Also contributing to this increase was $0.02 per share of higher transmission and distribution revenue. These increases were partially offset by $0.01 per share of lower mineral lease payments.

•	Rate refund accrual decreased earnings by $0.02 per share compared to the first quarter of 2012 primarily due to the absence of the reversals of the 2012 cycle accrual and the fuel audit reserves.

•
Other expenses, net, decreased earnings by $0.04 per share compared to the first quarter of 2012 primarily due to $0.03 per share of higher property taxes, $0.02 per share of higher depreciation expense, and $0.01 per share from higher net non-recoverable wholesale power capacity charges. These decreases were partially offset by $0.02 per share from lower operations and maintenance expenses.

•
Interest charges decreased earnings by $0.03 per share compared to the first quarter of 2012 primarily due to $0.04 per share related to uncertain tax positions from the absence of a favorable settlement recorded in 2012, partially offset by $0.01 per share related to the retirement of pollution control bonds in May 2012.

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Cleco Corporation

•	Income taxes increased earnings by $0.01 per share compared to the first quarter of 2012 primarily due to the adjustment to record tax expense at the projected annual effective tax rate.

Cleco Midstream Resources

•
Midstream's results increased earnings by $0.03 per share compared to the first quarter of 2012 primarily due to $0.04 per share of higher tolling revenue and $0.02 per share primarily related to uncertain tax positions from the absence of an unfavorable settlement recorded in 2012. These amounts were partially offset by $0.03 per share of higher expenses associated with the spring outage at Evangeline.

For a discussion of other transactions affecting Cleco Midstream’s results, please refer to “Operational Earnings Adjustments - Acadia Unit 1 Indemnifications” below.

Corporate and Other

•	Income taxes decreased earnings by $0.03 per share compared to the first quarter of 2012 as a result of $0.02 per share for tax credits and $0.01 per share for miscellaneous tax items.

Operational Earnings Adjustments:

Cleco’s management uses operational earnings per share, which is a non-GAAP measure, to evaluate the operations of Cleco and establish goals for management and employees. Management believes this presentation is appropriate and enables investors to more accurately compare Cleco’s operational financial performance over the periods presented. Operational diluted earnings as presented here may not be comparable to similarly titled measures used by other companies. The following table provides a reconciliation of operational diluted earnings per share to reported GAAP diluted earnings per share.

Reconciliation of Operational Diluted Earnings Per Share to Reported GAAP Diluted Earnings Per Share

	Diluted Earnings Per Share
	For the three months ended Mar. 31
	2013	2012
Operational diluted earnings per share	$0.44	$0.42
Life insurance policies	0.01	0.01
Acadia Unit 1 indemnifications	—	0.07
Reported GAAP diluted earnings per share applicable to common stock	$0.45	$0.50

Reconciling adjustments from operational diluted earnings per share to GAAP diluted earnings per share are as follows:

Life Insurance Policies

Cleco has life insurance policies covering certain members of management. These policies have a cash surrender value component that is carried as an asset and adjusted due to market changes, premium payments, or policy redemptions. Cleco is unable to predict market changes and cash surrender value amounts of these policies, and management does not consider these adjustments to be a component of operational earnings.

Acadia Unit 1 Indemnifications

Acadia Power Partners, LLC provided limited guarantees and indemnifications to Cleco Power when it acquired Acadia Unit 1 in February 2010. Acadia Power Partners, LLC and Acadia Power Holdings will reduce the indemnification liabilities either through expiration of the contractual life or through changes in the probability of a claim arising. During the first quarter of 2013, the contractual expiration of the underlying indemnifications had no impact on earnings. The resulting adjustment for this item for the first quarter of 2012 increased earnings by $0.07 per share.

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Cleco Corporation

Cleco management will discuss the company’s first-quarter 2013 results during a conference call scheduled for 7:30 a.m. Central time (8:30 a.m. Eastern time) Tuesday, April 30, 2013. The call will be webcast live on the internet. A replay will be available for 12 months. Investors may access the webcast through the company’s website at www.cleco.com by selecting “Investor Relations” and then “Q1 2013 Cleco Corporation Earnings Conference Call.”

Please note: In addition to historical financial information, this news release contains forward-looking statements about future results and circumstances. There are many risks and uncertainties with respect to such forward-looking statements, including the weather and other natural phenomena, state and federal legislative and regulatory initiatives, the timing and extent of changes in commodity prices and interest rates, the operating performance of Cleco Power’s and Cleco Midstream’s facilities, the impact of the global economic environment, and other risks and uncertainties more fully described in the company’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Actual results may differ materially from those indicated in such forward-looking statements.

Cleco Corporation is a regional energy company headquartered in Pineville, La. Cleco owns a regulated electric utility company, Cleco Power LLC, which owns 9 generating units with a total nameplate capacity of 2,565 megawatts and serves approximately 283,000 customers in Louisiana through its retail business and 10 communities across Louisiana and Mississippi through wholesale power contracts. Cleco also owns a wholesale energy business, Cleco Midstream Resources LLC, which owns two generating units with a total nameplate capacity of 775 megawatts. For more information about Cleco, visit www.cleco.com.

Analyst Contact:
Tom Miller
(318) 484-7642

Media Contact:
Robbyn Cooper
(318) 484-7136

	For the three months ended Mar. 31
(Unaudited)	(million kWh)			(thousands)
	2013	2012	Change	2013	2012	Change
Electric Sales
Residential	840	784	7.1%	$61,700	$56,390	9.4%
Commercial	582	570	2.1%	44,049	41,747	5.5%
Industrial	555	550	0.9%	21,125	20,092	5.1%
Other retail	33	32	3.1%	2,566	2,360	8.7%
Surcharge	—	—	—	2,237	2,815	(20.5)%
Other	—	—	—	(1,565)	(1,555)	(0.6)%
Total retail	2,010	1,936	3.8%	130,112	121,849	6.8%
Sales for resale	441	390	13.1%	12,279	11,785	4.2%
Unbilled	(63)	(88)	28.4%	(4,188)	(4,302)	2.6%
Total retail and wholesale customer sales	2,388	2,238	6.7%	$138,203	$129,332	6.9%

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Cleco Corporation

CLECO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (Unaudited)
For the three months ended Mar. 31	2013	2012
Operating revenue
Electric operations	$229,425	$209,590
Other operations	11,543	10,946
Gross operating revenue	240,968	220,536
Electric customer credits	(21)	2,237
Operating revenue, net	240,947	222,773
Operating expenses
Fuel used for electric generation	85,365	73,064
Power purchased for utility customers	4,856	8,637
Other operations	26,924	27,700
Maintenance	17,635	17,235
Depreciation	34,032	31,846
Taxes other than income taxes	12,634	10,030
Loss (gain) on sale of assets	1,034	(33)
Total operating expenses	182,480	168,479
Operating income	58,467	54,294
Interest income	201	34
Allowance for other funds used during construction	1,164	1,017
Equity income from investees, before tax	—	1
Other income	2,273	9,375
Other expense	(435)	(656)
Interest charges
Interest charges, including amortization of debt expense, premium, and discount, net	21,831	20,968
Allowance for borrowed funds used during construction	(375)	(344)
Total interest charges	21,456	20,624
Income before income taxes	40,214	43,441
Federal and state income tax expense	13,081	13,410
Net income applicable to common stock	$27,133	$30,031

Average number of basic common shares outstanding	60,399,697	60,372,567
Average number of diluted common shares outstanding	60,667,401	60,598,975
Basic earnings per share
Net income applicable to common stock	$0.45	$0.50
Diluted earnings per share
Net income applicable to common stock	$0.45	$0.50
Cash dividends paid per share of common stock	$0.3375	$0.3125

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Cleco Corporation

CLECO CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Thousands) (Unaudited)
	At Mar. 31, 2013	At Dec. 31, 2012
Assets
Current assets
Cash and cash equivalents	$46,467	$31,020
Accounts receivable, net	63,855	77,034
Other current assets	246,014	339,284
Total current assets	356,336	447,338
Property, plant and equipment, net	3,025,165	3,009,461
Equity investment in investees	14,541	14,540
Prepayments, deferred charges and other	671,090	676,010
Total assets	$4,067,132	$4,147,349
Liabilities
Current liabilities
Long-term debt due within one year	$16,625	$91,140
Accounts payable	66,131	102,695
Other current liabilities	128,744	100,795
Total current liabilities	211,500	294,630
Deferred credits	1,032,273	1,096,248
Long-term debt, net	1,314,229	1,257,258
Total liabilities	2,558,002	2,648,136
Shareholders’ equity
Common shareholders’ equity	1,539,627	1,531,583
Accumulated other comprehensive loss	(30,497)	(32,370)
Total shareholders’ equity	1,509,130	1,499,213
Total liabilities and shareholders’ equity	$4,067,132	$4,147,349

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